Exhibit (h)(5)

TRANSFER, DIVIDEND DISBURSING AND

SHAREHOLDERS’ SERVICING AGENT AGREEMENT

This agreement (the “Agreement”) is made as of this 17th day of September, 2007, by and among COLUMBIA MANAGEMENT SERVICES, INC., a Massachusetts corporation (“CMSI”), COLUMBIA MANAGEMENT ADVISORS, LLC (“CMA”), a Delaware limited liability company, and, individually and not jointly, each of EXCLESIOR FUNDS, INC., EXCELSIOR TAX-EXEMPT FUNDS, INC. and EXCELSIOR FUNDS TRUST, the first two of which are Maryland corporations and the latter of which is a Delaware statutory trust (each, the “Company”), acting on behalf of its series (each series of the Company being hereinafter referred to as a “Fund”) listed on Appendix I hereto, as may be amended from time to time to add or delete one or more Funds.

WHEREAS, the Company is a registered investment company and desires that CMSI perform certain services for the Funds; and

WHEREAS, CMSI is willing to perform such services upon the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

1. Appointment. The Company hereby appoints CMSI to act as Transfer Agent, Dividend Disbursing Agent and Shareholders’ Servicing Agent for the Funds and as agent for the Funds’ shareholders in connection with the shareholder plans described in the Prospectus (as defined below), and CMSI accepts such appointments and will perform the respective duties and functions of such offices in the manner hereinafter set forth.

Notwithstanding such appointments, however, the parties hereto agree that CMA may, upon thirty (30) days’ prior written notice to the Company, assume such duties and functions itself. In such event, CMA shall have all of the rights and obligations of CMSI hereunder. However, whether or not CMA assumes such duties and functions, CMA guarantees the performance of CMSI hereunder and shall be responsible financially and otherwise to the Company for the performance by CMSI of its obligations under this Agreement.

2. Compensation. The Company shall pay to CMSI, or to such person(s) as CMSI may from time to time instruct, for services rendered and costs incurred in connection with the performance of duties hereunder, such compensation and reimbursement as may from time to time be approved by vote of the Board of the Company.

Schedule A hereto sets forth the compensation and reimbursement arrangements to be effective as of the date of this Agreement, and the treatment of all earnings credits with respect to balances in the accounts maintained by CMSI in connection with the sale and redemption of shares of the Funds, net of any charges in connection with such accounts.

3. Copies of Documents. The Company will furnish CMSI with copies of the following documents: the Declaration of Trust of the Company and all amendments thereto; and

the Company’s Registration Statement as in effect on the date hereof under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and all amendments or supplements thereto hereafter filed. The Prospectus(es) and Statement(s) of Additional Information contained in such Registration Statement, as from time to time amended and supplemented, together are herein collectively referred to as the “Prospectus.”

4. Share Certificates. If the Trustees of the Company shall have resolved that all of the Company’s (or a particular Fund’s) shares of beneficial interest, or all of the shares of a particular series or class of such shares, shall be issued in certificated form, CMSI shall maintain a sufficient supply of blank share certificates representing such shares, in the form approved from time to time by the Trustees of the Company. Such blank share certificates shall be properly signed, manually or by facsimile signature, by the duly authorized officers of the Company, and shall bear the seal or facsimile thereof of the Company; and notwithstanding the death, resignation or removal of any officer of the Company authorized to sign such share certificates, CMSI may continue to countersign certificates which bear the manual or facsimile signature of such officer until otherwise directed by the Company.

5. Lost or Destroyed Certificates. In case of the alleged loss or destruction of any shareholder certificate, no new certificate shall be issued in lieu thereof, unless there shall first be furnished to CMSI an affidavit of loss or non-receipt by the holder of shares with respect to which a certificate has been lost or destroyed, supported by an appropriate bond satisfactory to CMSI and the Company issued by a surety company satisfactory to CMSI.

6. Receipt of Funds for Investment. CMSI will maintain one or more accounts with its cash management bank into which it will deposit funds payable to CMSI as agent for, or otherwise identified as being for the account of, the Funds or the Distributor, prior to crediting such funds to the respective accounts of the Funds and the Distributor. Thereafter, CMSI will determine the amount of any such funds due a Fund (equal to the number of Fund shares sold by the Fund computed pursuant to paragraph 7 hereof, multiplied by the net asset value of a Fund share next determined after receipt of such purchase order) and the Distributor (equal to the sales charge applicable to such sale computed pursuant to paragraph 9 hereof), respectively, deposit the portion due the Distributor in its account as may from time to time be designated by the Distributor, deposit the net amount due the Fund in the Fund’s account with its custodian (the “Custodian”), notify the Distributor (such notification to the Distributor to include the amount of such sales charge to be remitted by the Distributor to the dealer participating in the sale, computed pursuant to paragraph 9 hereof) and the Fund, respectively, of such deposits, such notification to be given as soon as practicable on the next business day stating the total amount deposited to said accounts during the previous business day. Such notification shall be confirmed in writing.

7. Shareholder Accounts. Upon receipt of any funds referred to in paragraph 6 hereof, CMSI will compute the number of shares purchased by the shareholder according to the net asset value of Fund shares next determined after such receipt less the applicable sales charge, calculated pursuant to paragraph 9 hereof; and

(a) in the case of a new shareholder, open and maintain an open account for such shareholder in the name or names set forth in the subscription application form;

(b) if the Trustees of the Company have resolved that all of the Company’s shares of beneficial interest, or all of the shares of a particular series or class, shall be issued in certificated form, and if specifically requested in writing by the shareholder, countersign, issue and mail, by first class mail, to the shareholder at his or her address set forth in the shareholder records of the Company maintained by CMSI a share certificate for full shares purchased.

(c) send to the shareholder a confirmation indicating the amount of full and fractional shares purchased (in the case of fractional shares, rounded to three decimal places) and the price per share; and

(d) in the case of a request to establish an accumulation plan, withdrawal plan, group plan or other plan or program being offered by the Fund’s Prospectus, open and maintain such plan or program for the shareholder in accordance with the terms thereof;

all subject to any reasonable instructions which the Distributor or the Company may give to CMSI with respect to rejection of orders for shares.

8. Unpaid Checks. In the event that any check or other order for payment of money on the account of any shareholder or new investor is returned for any reason, CMSI will take such steps, including imposition of a reasonable processing or handling fee on such shareholder or investor, as CMSI may, in CMSI’s discretion, deem appropriate, or as the Company or the Distributor may instruct CMSI.

9. Sales Charge. In computing the number of shares to credit to the account of a shareholder pursuant to paragraph 7 hereof, CMSI will calculate the total of the applicable Distributor and representative sales charges, commission or other amount, if any, with respect to each purchase as set forth in the Prospectus and in accordance with any notification filed with respect to combined and accumulated purchases. CMSI will also determine the portion of each sales charge, commission or other amount, if any, payable by the Distributor to the dealer or other amount, payable by the Distributor to the dealer participating in the sale in accordance with such schedules as are from time to time delivered by the Distributor to CMSI.

10. Dividends and Distributions. The Company will promptly notify CMSI of the declaration of any dividends or distribution with respect to Fund shares, the amount of such dividend or distribution, the date each such dividend or distribution shall be paid, and the record date for determination of shareholders entitled to receive such dividend or distribution. As Dividend Disbursing Agent, CMSI will, on or before the payment date of any such dividend or distribution, notify the Custodian of the estimated amount of cash required to pay such dividend or distribution, and the Company agrees that on or before the mailing date of such dividend or distribution it will instruct the Custodian to make available to CMSI sufficient funds therefor in the dividend and distribution account maintained by CMSI with the Custodian. As Dividend Disbursing Agent, CMSI will prepare and distribute to shareholders any funds to which they are entitled by reason of any dividend or distribution and, in the case of shareholders entitled to receive additional shares by reason of any such dividend or distribution, CMSI will make appropriate credits to their accounts and prepare and mail to shareholders a confirmation statement and, if required, a certificate in respect of such additional shares.

11. Repurchase and Redemptions. CMSI will receive and stamp with the date of receipt all certificates and requests delivered to CMSI for repurchase or redemption of shares and CMSI will process such repurchases as agent for the Distributor and such redemptions as agent for the Company as follows:

(a) If such certificate or request complies with standards for repurchase or redemption approved from time to time by the Company, CMSI will, on or prior to the seventh calendar day succeeding the receipt of any such request for repurchase or redemption in good order, deposit any contingent deferred sales charge (“CDSC”) due the Distributor in its account with such bank as may from time to time be designated by the Distributor and pay to the shareholder from funds deposited by the Company from time to time in the repurchase and redemption account maintained by CMSI with its cash management bank, the appropriate repurchase or redemption price, as the case may be, as set forth in the Prospectus;

(b) If such certificate or request does not comply with said standards for repurchase or redemption as approved by the Company, CMSI will promptly notify the shareholder of such fact, together with the reason therefor, and shall effect such repurchase or redemption at the price in effect at the time of receipt of documents complying with said standards, or, in the case of a repurchase, at such other time as the Distributor, as agent for the Company, shall so direct; and

(c) CMSI shall notify the Company and the Distributor as soon as practicable on each business day of the total number of Fund shares covered by requests for repurchase or redemption which were received by CMSI in proper form on the previous business day, and shall notify the Distributor of deposits to its account with respect to any CDSC, such notification to be confirmed in writing.

12. Systematic Withdrawal Plans. CMSI will administer systematic withdrawal plans pursuant to the provisions of withdrawal orders duly executed by shareholders and the relevant Fund’s Prospectus. Payments upon such withdrawal orders shall be made by CMSI from the appropriate account maintained by the Company with the Custodian. Prior to the payment date CMSI will withdraw from a shareholder’s account and present for repurchase or redemption as many shares as shall be sufficient to make such withdrawal payment pursuant to the provisions of the shareholder’s withdrawal plan and the relevant Fund’s Prospectus.

13. Letters of Intent and Other Plans. CMSI will process such letters of intent for investing in Fund shares as are provided for in the Prospectus, and CMSI will act as escrow agent pursuant to the terms of such letters of intent duly executed by shareholders. CMSI will make appropriate deposits to the account of the Distributor for the adjustment of sales charges as therein provided and will currently report the same to the Distributor, it being understood, however, that computations of any adjustment of sales charge shall be the responsibility of the Distributor or the Company. CMSI will process such accumulation plans, group programs and other plans or programs for investing in shares as are provided for in the Prospectus. In connection with any such plan or program, and with withdrawal plans described in paragraph 12 hereof, CMSI will act as plan agent for shareholders and in so acting shall not be the agent of the Company.

14. Tax Returns and Reports. CMSI will prepare, file with the Internal Revenue Service and any other federal, state or local governmental agency which may require such filing, and, if required, mail to shareholders such returns for reporting dividends and distributions paid by the Funds as are required to be so prepared, filed and mailed by applicable laws, rules and regulations, and CMSI will withhold such sums as are required to be withheld under applicable Federal and state income tax laws, rules and regulations.

15. Record Keeping. CMSI will maintain records, which at all times will be the property of the Company and available for inspection by the Company and Distributor, showing for each shareholder’s account the following:

(a) Name, address and United States taxpayer identification or Social Security number, if provided (or amounts withheld with respect to dividends and distributions on shares if a taxpayer identification or Social Security number if not provided);

(b) Number of shares held and number of shares for which certificates have been issued;

(c) Historical information regarding the account of each shareholder, including dividends and distributions paid, if any, and the date and price for all transactions on a shareholder’s account;

(d) Any stop or restraining order placed against a shareholder’s account;

(e) Information with respect to withholdings of taxes on dividends paid to foreign accounts; and

(f) Any instruction as to letters of intent, record address, and any correspondence or instructions relating to the current maintenance of a shareholder’s account.

In addition, CMSI will keep and maintain on behalf of the Company all records which the Company or CMSI is required to keep and maintain pursuant to any applicable statute, rule or regulation, including without limitation, Rule 31(a)-1 under the Investment Company Act of 1940, relating to the maintenance of records in connection with the services to be provided hereunder. CMSI shall be obligated to maintain at its expense only those records necessary to carry out its duties hereunder and the remaining records will be preserved at the Company’s expense for the periods prescribed by law.

16. Other Information Furnished. CMSI will furnish to the Company and the Distributor such other information, including shareholder lists and statistical information as may be agreed upon from time to time between CMSI and the Company. CMSI shall notify the Company of any request or demand to inspect the share records books of the Company and will act upon the instructions of the Company as to permitting or refusing such inspection.

17. Shareholder Inquiries. CMSI will respond promptly to written correspondence from shareholders, registered representatives of broker-dealers engaged in selling Fund shares, the Company and the Distributor relating to its duties hereunder, and such other correspondence as may from time to time be mutually agreed upon between CMSI and the Company. CMSI also will respond to telephone inquiries from shareholders with respect to existing accounts.

18. Communications to Shareholders and Meetings. CMSI will determine all shareholders entitled to receive, and will address and mail, all communications by the Company to its shareholders, including quarterly and annual reports to shareholders, proxy material for meetings of shareholders and periodic communications to shareholders. CMSI will receive, examine and tabulate return proxy cards for meetings of shareholders and certify the vote to the Company.

19. Insurance. CMSI will not reduce or allow to lapse any of its insurance coverage from time to time in effect, including but not limited to Errors and Omissions, Fidelity Bond and Electronic Data Processing coverage, without the prior written consent of the Company.

20. Duty of Care and Indemnification. CMSI will at all times use reasonable care and act in good faith in performing its duties hereunder. CMSI will not be liable or responsible for delays or errors by reason of circumstances beyond its control, including without limitation, acts of civil or military authority, national or state emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots or failure of transportation, communication or power supply.

CMSI may rely on certifications of the Secretary, any Assistant Secretary, the President, any Vice President, the Treasurer or any Assistant Treasurer of the Company as to proceedings or facts in connection with any action taken by the shareholders or Trustees of the Company, and upon instructions not inconsistent with this Agreement from the President, any Vice President, the Treasurer or any Assistant Treasurer of the Company. CMSI may apply to counsel for the Company, at the Company’s expense, or its own counsel for advice whenever it deems expedient. With respect to any action taken on the basis of such certifications or instructions or in accordance with the advice of counsel for instructions or in accordance with the advice of counsel for the Company, the Company will indemnify and hold harmless CMSI from any and all losses, claims, damages, liabilities and expenses (including reasonable counsel fees and expenses).

The Company will indemnify CMSI against and hold CMSI harmless from any and all losses, claims, damages, liabilities and expenses (including reasonable counsel fees and expenses) in respect to any claim, demand, action or suit not resulting from CMSI’s bad faith or negligence and arising out of, or in connection with, its duties on behalf of the Company under this Agreement.

CMSI shall also be indemnified and held harmless by the Company against any loss, claim, damage, liability and expenses (including reasonable counsel fees and expenses) by reason of any act done by it in good faith and in reliance upon any instrument or certificate for shares believed by it (a) to be genuine and (b) to be signed, countersigned or executed by any person or persons authorized to sign, countersign, or execute such instrument or certificate.

In any case in which a party to this Agreement may be asked to indemnify or hold harmless the other party hereto, the party seeking indemnification shall advise the other party of all pertinent facts concerning the situation giving rise to the claim or potential claim for indemnification, and each party shall use reasonable care to identify and notify the other promptly concerning any situation which presents or appears likely to present a claim for indemnification.

21. Employees. CMSI is responsible for the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others caused by such agents or employees. CMSI assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder.

CMSI shall maintain at its own expense insurance against public liability in a reasonable amount.

22. AML/CIP. CMSI agrees to provide anti-money laundering services to the Company and to operate the Company’s customer identification program, in each case in accordance with the written procedures developed by CMSI and adopted or approved by the Trustees of the Company and with applicable law and regulation.

23. Termination. This Agreement shall continue indefinitely until terminated by not less than ninety (90) days’ written notice given by the Company to CMSI or, by six (6) months written notice given by CMSI to the Company. Upon termination hereof, the Company shall pay such compensation as may be due to CMSI as of the date of such termination.

24. Successors. In the event that (i) in connection with termination of this Agreement a successor to any of CMSI’s duties or responsibilities hereunder is designated by the Company by written notice to CMSI, or (ii) CMA exercises its prerogative under paragraph 1 hereof to assume the duties and functions of CMSI hereunder, CMSI shall promptly, at the expense of the Company (in the case of an event described in (i) above), transfer to such successor or CMA, as the case may be, a certified list of the shareholders of the Funds (with name, address and taxpayer identification or Social Security number), and historical record of the account of each shareholder and the status thereof, all other relevant books, records, correspondence and other data established or maintained by CMSI under this Agreement in form reasonably acceptable to the Company (if such form differs from the form in which CMSI has maintained the same, the Company shall pay any expenses associated with transferring the same to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from CMSI’s personnel in the establishment of books, records and other data by such successor or CMA. CMSI shall, in the case of an event described in (i) above, be entitled to reasonable compensation and reimbursement of its out-of-pocket expenses in respect of assistance provided in accordance with the preceding sentence. Also, in the event of the termination of this Agreement, to the extent permitted by the agreements or licenses described below, CMSI and CMA shall, if requested by the Trustees of the Company, assign to any entity wholly owned, directly or indirectly, by Columbia Management Group, LLC (or its successors) or by the Company, or any of them, all of their rights under any existing agreements to which either of them is a party and pursuant to which either has a right to have access to data processing capability in connection with the services contemplated by this Agreement and under any licenses to use third-party software in connection with the services contemplated by this Agreement and under any licenses to use third-party software in connection therewith, and in connection with such assignment shall grant to the assignee an irrevocable right and license or sublicenses, on a non-exclusive basis, to use any software used in connection therewith and, on an exclusive basis, any proprietary rights or interest which it has under such agreements or licenses.

25. Use of Affiliated Companies and Subcontractors. In connection with the services to be provided by CMSI or CMA under this Agreement, either CMSI or CMA may, to the extent it deems appropriate, and subject to compliance with the requirements of applicable laws and regulations and upon receipt of approval of the Trustees, make use of (i) its affiliated companies and their directors, trustees, officers and employees and (ii) subcontractors selected by it, provided that it shall supervise and remain fully responsible for the services of all such third parties in accordance with and to the extent provided in this Agreement. All costs and expenses associated with services provided by any such third parties shall be borne by CMSI, CMA or such parties.

26. Confidentiality. Each of CMSI and CMA agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Company all records and other information relative to the Company and its prior, present or potential shareholders and not to use such records and information for any purpose other than performance of its responsibilities and duties under this Agreement, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where CMA may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or when so requested by the Company.

27. Compliance. Each of CMSI and CMA agree to comply with all applicable federal, state and local laws and regulations, codes, orders and government rules in the performance of its duties under this Agreement. Each of CMSI and CMA agree to provide the Company with such certifications, reports and other information as the Company may reasonably request from time to time to assist it in complying with, and monitoring for compliance with, applicable laws, rules and regulations.

28. Miscellaneous. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.

The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of this Agreement or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

A copy of the Declaration of Trust of the Company is on file with the Secretary of the State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Company as Trustees and not individually and that the obligations of or arising out of the instrument are not binding upon any of the Trustees or officers or shareholders individually, but binding only upon the assets and property of the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

EXCLESIOR FUNDS, INC.
EXCELSIOR TAX-EXEMPT FUNDS, INC.
EXCELSIOR FUNDS TRUST
Each on behalf of its respective series listed on Appendix I

By:	/s/ J. Kevin Connaughton
Name:	J. Kevin Connaughton
Title:	Senior Vice President, Chief Financial Officer and Treasurer

COLUMBIA MANAGEMENT SERVICES, INC.

By:	/s/ Stephen T. Welsh
Name:	Stephen T. Welsh
Title:	President

COLUMBIA MANAGEMENT ADVISORS, LLC

By:	/s/ Christopher L. Wilson
Name:	Christopher L. Wilson
Title:	Managing Director

SCHEDULE A

Payments under the Agreement to CMS shall be made in the first two weeks of the month following the month in which a service is rendered or an expense incurred.

Each Fund shall pay to CMS for the services to be provided by CMS under the Agreement an amount equal to the sum of the following:

1.	A per account fee as agreed to from time to time by the Fund and CMS; PLUS

2.	The Fund’s Allocated Share of CMS Reimbursable Out-of-Pocket Expenses; PLUS

3.	Sub-Transfer Agency Fees.

In addition, CMS shall be entitled to retain as additional compensation for its services all CMS revenues for fees for wire, telephone, and redemption orders, IRA trustee agent fees and account transcripts due CMS from shareholders of the Fund and earnings credits (net of bank charges) earned with respect to balances in the accounts referred to in paragraph 7 of the Agreement.

All determinations hereunder shall be in accordance with generally accepted accounting principles and subject to audit by the Funds’ independent accountants.

Definitions

“Allocated Share” for any month means that percentage of CMS Reimbursable Out-of-Pocket Expenses which would be allocated to a Fund for such month in accordance with the methodology described below under the heading “Methodology of Allocating CMS Reimbursable Out-of-Pocket Expenses.”

“CMS Reimbursable Out-of-Pocket Expenses” means (i) out-of-pocket expenses incurred on behalf of the Funds by CMS for stationery, forms, postage and similar items and those expenses identified as “Out-of-Pocket Expenses” below and (ii) networking account fees paid to dealer firms by CMS on shareholder accounts established or maintained pursuant to the National Securities Clearing Corporation’s networking system, which fees are approved by the Trustees from time to time.

“Sub-Transfer Agency Fees” means such fees and expenses paid by CMS or its affiliates to dealer firms or transfer agents that maintain omnibus accounts with a Fund as agreed to from time to time by the Fund and CMS.

“Out-of-Pocket Expenses” also include, but are not limited to, the following items:

•	Microfiche/microfilm production

•	Magnetic media tapes and freight

•	Printing costs, including certificates, envelopes, checks and stationery

•	Postage bulk, pre-sort, ZIP+4, barcoding, first class direct pass through to the Trust

•	Telephone and telecommunication costs, including all lease, maintenance and line costs

•	Proxy solicitations, mailings and tabulations

•	Daily & Distributions advice mailings

•	Shipping, Certified and Overnight mail and insurance

•	Year-end forms and mailings

•	Duplicating services

•	Courier services

•	Record retention as required by the Trust, retrieval and destruction costs, including, but not limited to, exit fees charged by third party record keeping vendors

•	Third party audit reviews

•	Such other miscellaneous expenses reasonably incurred by CMS in performing its duties and responsibilities under this Agreement.

The Funds agree that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with CMS. In addition, the Funds will promptly reimburse CMS for any other unscheduled expenses incurred by CMS whenever the Funds and CMS mutually agree that such expenses are not otherwise properly borne by CMS as part of its duties under the Agreement.

EXHIBIT 1

Methodology of Allocating CMS Reimbursable Out-of-Pocket Expenses

CMS Reimbursable Out-of-Pocket Expenses are allocated to the Funds as follows:

A. Identifiable	Based on actual services performed and invoiced to a Fund.
B. Unidentifiable	Allocation will be based on three evenly weighted factors.
• number of shareholder accounts
• number of transactions
• average assets

Appendix I

As of: September 17, 2007

Excelsior Funds, Inc.

International Fund

Pacific/Asia Fund

Emerging Markets Fund

Blended Equity Fund

Core Bond Fund

Large Cap Growth Fund

Energy and Natural Resources Fund

Government Money Fund

Intermediate-Term Bond Fund

Money Fund

Short-Term Government Securities Fund

Small Cap Fund

Real Estate Fund

Treasury Money Fund

Value and Restructuring Fund

Excelsior Tax-Exempt Funds, Inc.

Tax-Exempt Money Fund

Intermediate-Term Tax-Exempt Fund

Long-Term Tax-Exempt Fund

New York Intermediate-Term Tax-Exempt Fund

California Short-Intermediate Term Tax-Exempt Income Fund

Short-Term Tax-Exempt Securities Fund

New York Tax-Exempt Money Fund

Excelsior Funds Trust

Equity Opportunities Fund

Equity Income Fund

High Yield Fund

Mid Cap Value and Restructuring Fund

International Equity Fund